Exhibit 99.28(h)(iv)

FINANCIAL STATEMENT TYPESETTING SERVICES AMENDMENT
TO
ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

          This Financial Statement Typesetting Services Amendment by and between OLD WESTBURY FUNDS, INC. (the “Fund”) and BNY MELLON INVESTMENT SERVICING (US) INC. (formerly PFPC Inc.) (the “Administrator”) is effective as of January 27, 2011.

BACKGROUND:

A.

The Fund and the Administrator are parties to an Administration and Accounting Services Agreement dated as of April 3, 2006, as amended (the “Agreement”). This Amendment is an amendment to the Agreement.

B.	The Fund and the Administrator wish to amend the Agreement regarding the financial statement typesetting services provided by the Administrator to the Fund.

C.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

The Fund and the Administrator hereby agree that:

1.

The Administrator has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to the Administrator the ability to generate semi-annual shareholder reports on Form N-CSR and quarterly shareholder reports on Form N-Q (collectively “Financial Reports”) for its clients, including the Fund. The Administrator will inform the Fund in writing of the identity of the Print Vendor, and the Fund is free to attempt to contract directly with the Print Vendor for the provision of the services described in Section 2 of this Amendment.

2.	The Administrator shall provide the following services to the Fund:

2.1

Pursuant to this Amendment, the Administrator will, or will cause the Print Vendor to, as applicable for the particular Financial Report: (i) create financial compositions for Financial Reports and the related EDGAR files; (ii) maintain country codes, industry class codes, security class codes and state codes; (iii) map individual general ledger accounts into master accounts to be displayed in the Financial Reports; (iv) create components that will specify the proper grouping and sorting for display of portfolio information; (v) create components that will specify the proper calculation and display of financial data required for each Financial Report (except for identified manual entries, which the Administrator will enter); (vi)

process, convert and load security and general ledger data; and (vii) include in the Financial Report shareholder letters, Management Discussion and Analysis (“MD&A”) commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums (with respect to the items in this sub-section (vii), other than the notes to financial statements, the Administrator relies on materials provided by parties external to the Administrator).

2.2

Pursuant to this Amendment, the Administrator will, or will cause the Print Vendor to, perform document publishing to include the ability to output both print-ready PDF files and EDGAR ASCII files. An EDGAR ASCII filing will be limited to one EDGAR ASCII filing per Financial Report. Unless mutually agreed in writing between the Administrator and the Fund, the Administrator will use the same layout, for production data, for every successive reporting period.

2.3

Pursuant to this Amendment, the Administrator will use the Print Vendor’s system to generate, or cause the Print Vendor to generate, Financial Reports, which shall include as applicable: (i) front/back cover; (ii) table of contents; (iii) shareholder letter; (iv) MD&A commentary; (v) sector weighting graphs/tables; (vi) disclosure of Fund expenses; (vii) schedules of investments; (viii) statement of net assets; (ix) statements of assets and liabilities; (x) statements of operation; (xi) statements of changes; (xii) statements of cash flows; (xiii) financial highlights; (xiv) notes to financial statements; (xv) report of independent registered public accounting firm; (xvi) tax information; (xvii) other portions of the Financial Reports if mutually agreed in writing between the Administrator and the Fund; and (xviii) additional Fund information as mutually agreed in writing between the Administrator and the Fund.

3.

The Fund shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, all Financial Reports, and the Fund shall provide final sign-off. Absent final sign-off by the Fund, the Administrator shall not have responsibility to produce the affected Financial Report.

4.

Neither this Amendment nor the Agreement, nor the provision of services set forth in either, establishes or is intended to establish an attorney-client relationship between the Administrator and the Fund or any other person.

5.

As compensation for the services rendered by the Administrator as set forth in Section 2 of this Amendment, the Fund will pay to the Administrator such fees as may be agreed to in writing by the Fund and the Administrator (“Print Vendor Fee”). In turn, the Administrator is responsible for paying to the Print Vendor the fees charged to the Administrator by the Print Vendor. The Fund acknowledges that the Print Vendor Fee will be higher than the fees charged to the Administrator by the Print Vendor, in recognition of the oversight and other services provided by the Administrator in connection with the services provided by the Print Vendor. The Administrator undertakes to inform the Fund of the amount of the Print Vendor Fee retained by it and shall apprise the Fund of any change in this amount.

The Fund hereby represents and warrants to the Administrator that the terms of this Amendment, including all fees and expenses, have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Amendment and all such fees and expenses.

6.

A party may terminate this Amendment on ten (10) days written notice to the other party. Termination of this Amendment shall not constitute a waiver of any rights, obligations or remedies of a party with respect to services performed prior to such termination of the Amendment. Termination of this Amendment shall not terminate the Agreement.

7.

The Administrator shall not be obligated to perform the services described in Section 2 of this Amendment unless an agreement between the Administrator and the Print Vendor for the provision of such services is then-currently in effect.

8.	Miscellaneous.

	(a)	As amended by this Amendment, all terms and conditions of the Agreement are ratified and affirmed as of the effective date hereof.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date and year first above written.

OLD WESTBURY FUNDS, INC.

By:	/s/ Marc D. Stern

Name:	Marc D. Stern

Title:	President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt

Name:	Jay F. Nusblatt

Title:	Managing Director